Gintel Fund
                                   Form N-SAR
                               File No. 811-03115
                      For the Period Ended October 30, 2003


Sub-Item 77C:  Submission of matters to a vote of security holders
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At a Special  Meeting of the  Shareholders  of Gintel  Fund held on October  29,
2003, shareholders of the Fund approved the Agreement and Plan of Reorganization and Liquidation between The Tocqueville Fund series of the The Tocqueville Trust ("Tocqueville") and Gintel Fund ("Gintel") which contemplates the transfer to Tocqueville of substantially all the assets and liabilities of Gintel in exchange for shares of Tocqueville and the distribution of such shares to the shareholders of Gintel, the liquidation and dissolution of Gintel, and the termination Gintel's registration under the Investment Company Act of 1940, as amended.

The results of the shareholder vote were as follows:

For               Against           Abstain          Total
---               -------           --------         -----
4,521,936.459     13,257.383        26,603.264       4,561,797.106